UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Dot Hill Systems Corp.
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DOT HILL SYSTEMS CORP.
1351 South Sunset Street
Longmont, Colorado 80501
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 4, 2015
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Dot Hill Systems Corp., a Delaware corporation (the “Company”). The meeting will be held on May 4, 2015 at 8:30 a.m. local time at our office located at 1841 Lefthand Circle, Longmont, Colorado, 80501 for the following purposes:
1. To elect the two nominees for director named herein to hold office until the 2018 Annual Meeting of Stockholders.
2. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the total authorized shares of common stock, par value $0.001 per share, of the Company from 100,000,000 to 200,000,000.
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
4. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.
5. To conduct any other business properly brought before the meeting. These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 6, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on May 4, 2015 at 8:30 a.m. local time at 1841 Lefthand Circle, Longmont, Colorado, 80501.
The proxy statement and annual report to stockholders are available at http://www.proxyvote.com. The Board of Directors recommends that you vote FOR each of the proposals identified above.

By Order of the Board of Directors

/s/ Dana W. Kammersgard

Dana W. Kammersgard
President and Chief Executive Officer
Longmont, Colorado
March 20, 2015
Our 2014 Annual Report, which includes financial statements, is being mailed with the proxy statement accompanying this notice. Kindly notify Dot Hill Systems Corp., Investor Relations Department, 1351 South Sunset Street, Longmont, Colorado 80501, telephone (800) 704-3171, if you did not receive a report and a copy will be sent to you.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in the proxy statement accompanying this notice as promptly as possible in order to ensure your representation at the meeting, or you may vote over the telephone or the internet by following the instructions in the proxy statement accompanying this notice on your proxy card. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DOT HILL SYSTEMS CORP.
1351 South Sunset Street
Longmont, Colorado 80501
PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 4, 2015
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
In this proxy statement, “Dot Hill,” “the Company,” “we,” “us” and “our” refer to Dot Hill Systems Corp. and its wholly-owned subsidiaries.
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Dot Hill is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about March 26, 2015 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on May 4, 2015 at 8:30 am local time at our office located at 1841 Lefthand Circle, Longmont, Colorado, 80501. Directions to the annual meeting may be found at http://www.dothill.com/wp-content/uploads/2012/11/CorporateAddress.pdf. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on March 6, 2015, the record date for the annual meeting, will be entitled to vote at the annual meeting. On this record date, there were 60,814,912 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 6, 2015 your shares were registered directly in your name with Dot Hill’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If on March 6, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of the Board of Directors' nominees, Roderick M. Sherwood, III and Debra E. Tibey, to hold office until the 2018 Annual Meeting of Stockholders;

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To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the total authorized shares of common stock, par value $0.001 per share, of the Company from 100,000,000 to 200,000,000;

•	Advisory approval of the compensation of the Company's named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission, or SEC, rules; and

•	Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 3, 2015 to be counted.

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To vote through the internet, got to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 3, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dot Hill. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 6, 2015, the record date for the annual meeting.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director; “For” the advisory approval of the compensation of our named executive officers; and “For” the ratification of the selection of Deloitte & Touche LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Company's Secretary at 1351 South Sunset Street, Longmont, Colorado 80501.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 26, 2015, to the Company’s Secretary at 1351 South Sunset Street, Longmont, Colorado 80501. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on December 26, 2015 and no earlier than November 26, 2015. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. For Proposals No. 1, 3 and 4, abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes and broker non-votes will have no effect and will not be counted towards the vote total. For Proposal No. 2, the affirmative vote of a majority of the outstanding shares of common stock is required for the approval of the proposed amendment, and therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.
How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Proposal No. 2, the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the total authorized shares of common stock will be considered to be approved if the majority of the outstanding shares of common stock vote for approval of the proposed amendment. Abstentions and broker non-votes will have the same effect as votes against this proposal.

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Proposal No. 3, advisory approval of the compensation of the Company's named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 4, ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2014, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 60,814,912 shares outstanding and entitled to vote. Thus, the holders of 30,407,457 shares must be present in person or represented by proxy at the meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Certificate of Incorporation provides that our Board of Directors shall be divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.
Our Board of Directors currently consists of seven members. There is one director in the class whose term of office expires at the 2015 Annual Meeting of Stockholders, and one director in the class whose term of office expires at the 2016 Annual Meeting of Stockholders, Roderick M. Sherwood, III and Debra E. Tibey, respectively. Each of the nominees named above is currently a director of the Company who was previously elected by our stockholders. Thomas H. Marmen, a director whose term of office expires at the 2015 Annual Meeting of Stockholders, declined to stand for re-election at the Annual Meeting. The Board of Directors will consist of six members following the Annual Meeting.
Directors are elected by a plurality of the votes present at the meeting or represented by proxy and they are entitled to vote at the meeting. The two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The two nominees have consented to be named in this proxy statement and agreed to serve as directors if elected, and our management has no reason to believe that the two nominees will be unable to serve. We invite all of our directors and nominees for director to attend our annual meeting of stockholders. All of our then directors attended our 2014 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

The following is biographical information as of February 2, 2015 for the nominees for director and each director whose term will continue after the 2015 Annual Meeting of Stockholders.
The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position
Charles F. Christ	75	Chairman of the Board
Dana W. Kammersgard	59	President, Chief Executive Officer and Director
Richard Mejia, Jr.	66	Director
Barry A. Rudolph	60	Director
Roderick M. Sherwood, III	61	Director
Debra E. Tibey	55	Director
Nominees for Election for a Three-Year Term Expiring at our 2018 Annual Meeting of Stockholders
Roderick M. Sherwood, III has served as a member of our Board of Directors since June 2006. Mr. Sherwood has served as Chairman of Multivision Media International, LLC since January 2012. Mr. Sherwood also has served as Chairman and CEO of Cinémoi North America, LLC since July 2012. Mr. Sherwood served as President and Chief Financial Officer of Westwood One, Inc., a radio and TV content provider and broadcasting company, from 2008 to November 2011. From 2005 to 2008, Mr. Sherwood served as Chief Financial Officer of Operations for The Gores Group, LLC, a private equity firm. From 2002 until 2005, Mr. Sherwood was Senior Vice President and Chief Financial Officer for Gateway, Inc. where he was responsible for corporate financial operations, processes and controls, treasury activities and cost reduction programs. He was also integrally involved in Gateway's acquisition of eMachines. Prior to his tenure with Gateway, Mr. Sherwood was Executive Vice President and Chief Financial Officer for Opsware, Inc. (formerly Loudcloud, Inc.). Mr. Sherwood has over 25 years of experience in successful financial and operations capacities for companies such as Chrysler Corporation and Hughes Electronics Corporation (including DirectTV). Mr. Sherwood received his MBA degree from Harvard Business School and holds an Honors Bachelor of Arts Degree, with Distinction, in Economics from Stanford University. The Nominating and Corporate Governance Committee believes that Mr. Sherwood's financial and operational experience in numerous roles including Chief Financial Officer for public companies in the technology industry, in private equity and more recently, as President and Chief Financial Officer of a public company, give him the financial and operational expertise and breadth of knowledge to serve as a director of the Company and provide direction and oversight to the Company's financial reporting and business controls environment and operating functions of the Company.
Debra E. Tibey has served as a Director of the Company since May 2011. Ms. Tibey has over 25 years of executive management leadership and is currently the CEO of Tibey & Associates, a consulting practice predominately serving the Information Technology and Healthcare industries. Prior to starting Tibey & Associates, Ms. Tibey worked in various positions with Ingram Micro, with her final position being senior vice president of sales with responsibility for the domestic sales organization which consisted of 1,400 associates and eight customer sales divisions consisting of VARS, System Integrators, Direct Marketers, SMB, Enterprise, OEMs, Retail and Outsourcing. With her knowledge and extensive IT background, she has worked in every segment of the channel, including distribution, OEMs, system integrators, manufacturers and resellers. Ms. Tibey has in-depth knowledge and practical experience in sales, marketing and channel development. Ms. Tibey has also worked for a public board for nine years and has experience sitting on all committees, including Chairman of Special Committee. The Nominating and Corporate Governance Committee believes that Ms. Tibey's technology experience, including her prior executive level leadership, give her the operational expertise, breadth of knowledge and valuable understanding of our industry which qualify her to serve as a director.
Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders
Charles F. Christ has served as our Chairman of the Board since July 2000. From 1997 to 1998, Mr. Christ served as President, Chief Executive Officer and a director of Symbios, Inc. (acquired by LSI Logic in 1998), a designer, manufacturer and provider of storage systems, as well as client-server integrated circuits, cell-based applications-specific integrated circuits and host adapter boards.

He was Vice President and General Manager of the Components Division of Digital Equipment Corp. (DEC), where he launched and managed StorageWorks, DEC’s storage division. Mr. Christ received an M.B.A. degree from Harvard Business School, and completed his undergraduate degree earning a Bachelor in Industrial Engineering at General Motors Institute, now known as Kettering University. The Nominating and Corporate Governance Committee believes that Mr. Christ’s storage technology experience, including his prior executive level leadership and Chief Executive Officer experience, give him the operational expertise, breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director and to lead the Board of Directors as Chairman.
Barry A. Rudolph has served as a Director of the Company since February 2012. Mr. Rudolph began his career in January 1978 and held numerous senior level positions with IBM for over 15 years in a variety of functional areas, including operations, engineering, product development, test and assurance, program management, field support and direct manufacturing until his retirement in November 2010. Most recently he was Vice President, System Networking, with responsibility for delivering overall networking product strategy, portfolio management and profit and loss management over each of the products in the group. Prior to this assignment, Mr. Rudolph was Vice President, Strategy and Stack Integration for IBM Storage, responsible for establishing the overall strategy, driving all decisions on portfolio investments for the storage business and integrating with other areas within IBM including IBM’s Global Services and Software organizations. Prior positions Mr. Rudolph held include Vice President for IBM’s Disk, SAN & NAS Storage Systems where he was responsible for all aspects of the Disk, SAN and NAS storage business within IBM, including profit and loss, product portfolio investments, go-to market strategy and execution and customer support. He has also held an identical role with responsibility for IBM’s tape business. In July 2014, Mr. Rudolph was named CEO of VelociData, Inc., a firm that specializes in high performance data transformation and process offload in large corporations. Mr. Rudolph holds a Bachelor of Science degree in Engineering and a Master of Science in Electrical Engineering from San Diego State University and an MBA from Santa Clara University. The Nominating and Corporate Governance Committee believes that Mr. Rudolph's storage technology experience, including his prior executive level leadership, give him the operational expertise, breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
Dana W. Kammersgard has served as our President since August 2004. In March 2006, Mr. Kammersgard was appointed as a member of our Board of Directors and our Chief Executive Officer and President. From August 1999 to August 2004, Mr. Kammersgard served as our Chief Technical Officer. Mr. Kammersgard was a founder of Artecon, Inc., our predecessor company, and served as a director from its inception in 1984 until the merger of Artecon with Box Hill Systems Corp. to become Dot Hill in August 1999. At Artecon, Mr. Kammersgard served in various positions since 1984, including Secretary and Senior Vice President of Engineering from March 1998 until August 1999 and as Vice President of Sales and Marketing from March 1997 until March 1998. Prior to co-founding Artecon, Mr. Kammersgard was the Director of Software Development at CALMA, a division of General Electric Company. Mr. Kammersgard holds a B.A. in Chemistry from the University of California, San Diego. The Nominating and Corporate Governance Committee believes Mr. Kammersgard’s experience as a founder of Artecon, his knowledge of storage technology and the storage industry, as well his experience of leading operations, sales and marketing and software and hardware development give him the breadth of knowledge and leadership capabilities to serve as the Company’s Chief Executive Officer and President and as a member of the Board of Directors.
Richard Mejia, Jr. has served as a member of our Board of Directors since September 2008. In July 2008, Mr. Mejia retired from the San Diego office of Ernst & Young LLP, a public accounting firm, after 38 years of service where he served as partner for the last 25 years. During his 20 years in San Diego, his focus was on technology and life sciences companies and he held practice leadership positions for the Pacific Southwest area of the firm. He has extensive experience with mergers and acquisitions, securities offerings and other private and public financings. He has also worked closely with public company boards in implementing corporate governance initiatives and compliance requirements. Mr. Mejia holds a B.S. in Accounting from the University of Southern California. The Nominating and Corporate Governance Committee believes that Mr. Mejia’s vast experience in public accounting as a Certified Public Accountant and mergers and acquisitions and financings give him the financial expertise and breadth of knowledge to serve as a director of the Company and to provide direction and oversight to the Company’s financial reporting and business controls and the governance framework established within the Company.
Named Executive Officers
The following is biographical information as of February 2, 2015 for our executive officer not discussed above.

Name	Age	Position	Officer Since
Hanif I. Jamal (1)	54	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	July 2006

(1)	Named Executive Officer.

All officers are elected by our Board of Directors and serve at the pleasure of our Board of Directors as provided in our Bylaws.
Hanif I. Jamal has served as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since July 2006. Prior to joining Dot Hill, Mr. Jamal served as Vice President and Corporate Treasurer for Gateway Inc., a provider of computer related products and services, from 2004 to 2006. Prior to joining Gateway in 2002, Mr. Jamal served in a number of leadership positions over 17 years with Hewlett-Packard Company in their customer financing division, HP Technology Finance. Mr. Jamal led HP’s customer financing operations in North America, Latin America and Europe and was also Vice President and General Manager for HP’s Commercial and Consumer Financing Division. In 1998, he established Hewlett-Packard International Bank in Dublin, Ireland, and served as Managing Director through 2000. Mr. Jamal holds an MBA from Stanford Graduate School of Business and a Bachelor of Science degree, with Honors, in Management Sciences from the University of Manchester Institute of Science and Technology in the United Kingdom.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Kammersgard, our President and Chief Executive Officer, who is not an independent director by virtue of his employment with the Company. In making this determination, the Board found that none of the directors or the nominees for director, with the exception of Mr. Kammersgard, had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board of Directors has an independent chair, Mr. Christ, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. However, the Board reserves the right to modify this policy based on changes in our organization or business environment. The Board believes continued flexibility with respect to separating or combining the roles is the best approach at this time so as to provide the most appropriate leadership structure as we continue to undergo rapid growth and are required to adapt and respond to new challenges and a rapidly changing business and regulatory environment.
In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Chairman of the Board also communicates with the Chief Executive Officer on a regular basis. This structure ensures a greater role of oversight for the independent directors with the Chairman of the Board serving as a key interface between the independent directors and our management. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic and operational risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and the selection of prospective Board members and their qualifications. Our Compensation Committee, in conjunction with the Audit Committee, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The board reviews, typically on a quarterly basis, the most critical risks facing the Company and associated mitigation plans and meets with management and the applicable Board committees, at least annually, to evaluate and monitor respective areas of oversight. The board also reviews, at least annually, a succession plan for the companies named executive officers. Both the Board as a whole and the various standing committees receive periodic reports from individuals responsible for risk management as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors and Board and Committee Member Attendance
The Board of Directors met twelve times during fiscal 2014. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he/she served and held during the portion of fiscal 2014 for which he/she was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2014, the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.
Information Regarding Committees of the Board of Directors
The Board has three regularly standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Charles Christ	X		(*)
Thomas H. Marmen		X
Richard Mejia, Jr.	X	(*)
Barry A. Rudolph		X	X
Roderick M Sherwood, III	(*)	X	X
Debra Tibey		X
Total meetings in fiscal 2014	5	9	4

(*)	Committee Chairperson
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Audit Committee met five times during the fiscal year ended December 31, 2014. During fiscal 2014, the Audit Committee consisted of Messrs. Mejia, Sherwood and Christ, with Mr. Sherwood serving as Chair.
The functions of the Audit Committee include, among other things: overseeing our corporate accounting and financial reporting process, the quality and integrity of our financial statements and reports and the qualifications, independence and performance of the registered public accountants engaged as our independent auditors; providing oversight assistance with respect to ethical compliance programs as established by management and our Board of Directors; determining whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors; reviewing and approving the retention of our independent auditors to perform any proposed permissible non-audit and audit-related services; monitoring the rotation of partners of our independent auditors on our engagement as required by law; reviewing and approving the financial statements to be included in our Annual Report on Form 10-K; discussing with our management and our independent auditors the results of our annual audit and the results of the reviews of our quarterly financial statements; reviewing and approving related party transactions; and providing oversight of the internal audit and risk advisory function, establishing an internal audit plan with input from management and our internal auditors, and reviewing the results of our internal audits, process improvements and Sarbanes-Oxley testing of our internal controls. The committee reviews and monitors risks facing Dot Hill and management’s approach to addressing these risks, including significant financial and liquidity risks and exposures and risks relating to litigation and other proceedings and regulatory matters that may have a significant impact on Dot Hill’s financial statements. The committee reviews all significant financial press releases and scripts for management earnings calls prior to their issuance to provide input on presenting a balanced perspective of the Company's historical and potential future performance. The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, tax or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.
The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (meeting the requirements for independence currently set forth in Rule 5605(c)(2)(A)(i) of the NASDAQ Marketplace Rules). The Board of Directors has also determined that Messrs. Mejia and Sherwood qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Messrs. Mejia’s and Sherwood’s level of knowledge and experience based on a number of factors, including their formal education and experience in financial investment firms, as a partner at Ernst & Young LLP and as a Chief Financial Officer for public reporting companies, respectively.
As part of our effort to continually improve the Company’s risk management and internal processes and controls, with the support of the Audit Committee, management engaged KPMG Advisory Services, or KPMG, in 2008 to assist us with establishing an internal risk advisory function. In 2013, the Company engaged Experis US, Inc. to perform its risk advisory function. The risk advisory group was tasked for 2014, to assist the Company with Sarbanes-Oxley Section 404 compliance, perform internal audits of selected processes and controls, and assist the Audit Committee with internal investigations, when necessary. Outsourcing our risk advisory function enables us to better manage our Sarbanes-Oxley Section 404 testing requirements, to monitor compliance with our internal controls and processes, and to recommend changes to improve our internal controls.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. During 2014, the members of the Audit Committee were Messrs. Sherwood, Mejia and Christ.
The Board has determined that all members of the Audit Committee are independent (meeting the requirements for independence currently set forth in Rule 5605(c)(2)(A)(i) of the NASDAQ Marketplace Rules).
Management is responsible for the financial statements and reporting process including the system of internal controls. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee oversees and reviews these processes and has reviewed and discussed the financial statements with management and our independent auditors. The Audit Committee is not, however, employed by Dot Hill, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided and representations made by management.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and us that might bear on the accountants’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence.
The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee, with and without management present, discussed and reviewed the scope, plan and results of the independent accountants’ examination of the financial statements. Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee also approved the selection, subject to stockholder ratification, of the independent accountants and the Board concurred in such authorization.

Audit Committee

Roderick M. Sherwood, III, Chairman
Richard Mejia, Jr.
Charles Christ

Compensation Committee
The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Compensation Committee met nine times during the fiscal year ended December 31, 2014. During fiscal 2014, the Compensation Committee consisted of Ms. Tibey and Messrs. Marmen, Rudolph and Sherwood, with Ms. Tibey acting as Committee Chair until August 2014, at which time Mr. Mejia joined the Compensation Committee and was appointed Committee Chair. The functions of the Compensation Committee include, among other things: reviewing and approving our overall compensation strategy and policies; reviewing and approving corporate performance goals and objectives relevant to the compensation of our named executive officers; reviewing and approving the compensation and other terms of employment of our named executive officers; recommending the compensation of our non-employee directors; and administering our stock option and purchase plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee also reviews and approves our Compensation Discussion and Analysis.
At a minimum, the Compensation Committee meets once each quarter and with greater frequency as necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer and the Chief Financial Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding their own compensation or individual performance objectives; however, the Chief Executive Officer may participate in and be present during deliberations or determinations of the Compensation Committee regarding the compensation of the Chief Financial Officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
In March 2014, the Compensation Committee engaged Radford, an Aon Hewitt Company, to update their benchmark compensation data for our Named Executive Officers for 13 peer companies as follows:

Echelon Corporation	OCZ Technology Group, Inc.
Emulex Corporation	PAR Technology Corporation
Extreme Networks, Inc.	RadiSys Corporation
Falconstor Software, Inc.	Rimage Corporation
Key Tronic Corporation	SeaChange International, Inc.
NetScout Systems, Inc.	ShoreTel, Inc.
Novatel Wireless, Inc.
Based on this updated data, the Compensation Committee made specific recommendations to the Board of Directors with respect to long-term incentive awards. In addition, the Compensation Committee reviewed the results of the 2013 Cash Incentive Program and assessed the effectiveness of the 2013 program. The Committee also reviewed the structure of the program relative to the 13 peer companies and concluded that the structure of the program was appropriate and effective for the Company, but made some minor changes for the 2014 program in terms of the weighting of the performance criteria, as well as the payouts and thresholds.
In September 2014, Radford reviewed the appropriateness of the composition of the peer group used to benchmark compensation for fiscal 2014. Based on this updated review, the Compensation Committee accepted Radford’s recommended revised peer list as follows:

Cray Inc.	Qumu Corporation
Emulex Corporation	RadiSys Corporation
ePlus inc.	Ruckus Wireless, Inc.
Extreme Networks, Inc.	SeaChange International, Inc.
Gigamon Inc.	ShoreTel, Inc.
Infoblox Inc.	Silicon Graphics International Corp
Nimble Storage, Inc.	Sonus Networks, Inc.
PMC-Sierra Inc.	Varonis Systems, Inc.
QLogic Corp.	Violin Memory, Inc.
Quantum Corporation
In November 2014, the Compensation Committee reviewed Radford's detailed assessment of several aspects of our executives' compensation relative to the new benchmark peer group, including base salary, target total cash compensation, bonus plan design, long-term incentives, beneficial ownership, value of current executive equity holdings, overall equity usage and allocation and executive compensation governance trends in comparison to the peer data. In March 2015, the Compensation Committee reviewed the results of the 2014 Cash Incentive Program and assessed the effectiveness of the 2014 program. The Committee also reviewed the structure of the program relative to the 19 peer companies and concluded that the structure of the program was appropriate and effective for the Company, but made some changes for the 2015 program in terms of the weighting of the performance criteria, as well as the payouts and thresholds, as well as the structure of long-term incentive award grants.
We have adopted a stock option and grant policy pursuant to which the Compensation Committee approves all stock option grants greater than 25,000 shares to employees and officers, and either the Compensation Committee or Chief Executive Officer and Chief Financial Officer approves all stock option grants less than 25,000 shares to employees and officers. The effective date for the approved stock options will be the third business day after the general public release of our annual or quarterly revenues and earnings, as applicable, following the applicable Compensation Committee meeting. The Compensation Committee may vary this procedure if it determines those applicable circumstances, such as public disclosure requirements or other factors, justify doing so. The exercise price for the stock option grants will be set at the fair market value of our common stock on the effective date of grant. Under our current equity incentive plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the last market trading day prior to such date.
Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate. In February 2012, the Compensation Committee formed a Non-Officer Stock Option Subcommittee, currently composed of Messrs. Kammersgard and Jamal, our named executive officers, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the subcommittee may not grant options to acquire more than an aggregate of 25,000 shares per year per employee and no more than an aggregate number of shares per year for all non-officer employees as approved by the Compensation Committee for each particular year. Typically, as part of its oversight function, the Committee will review on a quarterly basis the list of grants made by the subcommittee. The Compensation Committee annually limits the total number of stock options that could be granted in any fiscal year, so as to manage the “burn rate” or dilution associated with stock option grants to within levels recommended by Radford.
Under the 2009 Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on such date, or if such date is not a trading day, the last market trading day prior to such date. All stock option grants to directors under the Directors’ Plan are made automatically in accordance with the terms of the Directors’ Plan. In addition, the Compensation Committee approves all restricted stock awards to employees, officers and directors, which are generally approved at times consistent with our stock option grant policy, provided, however, that restricted stock awards are generally effective on the date of approval by the Compensation Committee.
Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth fiscal quarter of the prior year and the first quarter of the current year. In establishing the compensation plans for the named executive officers and their performance objectives, the Compensation Committee evaluates how these plans may incent risk-taking by management. Accordingly, most of the incentive based compensation for our named executive officers is based on the financial plan for the Company for the applicable fiscal year. The plan is targeted towards incentivizing management to appropriately balance short-term and long-term objectives, but not to encourage management to take unnecessary risks in achieving their objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and promotions, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels through the use of peer and industry benchmarking data as guidelines and the establishment of performance objectives for the current year. For named executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee considers the achievement of specific performance objectives, review of peer and industry benchmarking data and performance evaluations to determine any adjustments to compensation as well as awards to be granted. The Board regularly discusses the performance of the Chief Executive Officer in executive sessions of the Board Meetings and the Audit Committee discusses the performance of the Chief Financial Officer in executive sessions of the Audit Committee. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, spreadsheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant and in conjunction with the Compensation Committee.
The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail under the heading “Compensation Discussion and Analysis.”
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee as of December 31, 2014 were Ms. Tibey and Messrs. Marmen, Mejia, Rudolph and Sherwood, with Mr. Mejia acting as Chair. No member of the Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or have served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Dot Hill under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Richard Mejia, Jr., Chairman
Thomas H. Marmen
Barry A. Rudolph
Roderick M. Sherwood, III
Debra E. Tibey

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2014. During fiscal 2014, the Nominating and Corporate Governance Committee consisted of Messrs. Christ, Mejia and Sherwood, with Mr. Christ serving as Chair, until August 2014 at which time Mr. Rudolph joined the Nominating and Corporate Governance Committee, replacing Mr. Mejia. The functions of the Nominating and Corporate Governance Committee include, among other things: overseeing all aspects of our corporate governance functions on behalf of the Board, including procedures for compliance with significant applicable legal, ethical and regulatory requirements that affect corporate governance; making recommendations to the Board regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as our directors, including candidates submitted by our stockholders; serving as a focal point for communication between such candidates, non-committee directors and our management; recommending candidates to the Board; reviewing and overseeing our management succession planning; and making such other recommendations to the Board regarding affairs relating to our directors as may be needed.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, relevant business experience, skills and such other factors as it deems appropriate given the current needs of the Board of Directors and Dot Hill, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relevant considerations. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, and differences in viewpoints. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity and does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.
When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, given the then current mix of director attributes.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.
At this time, the Nominating and Corporate Governance Committee has not adopted a policy to consider director candidates recommended by stockholders, in part because to date, the Nominating and Corporate Governance Committee has not received a director nominee from any stockholder, including any stockholder or stockholders holding more than five percent of our voting stock. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
Stockholder Communications With The Board Of Directors
Persons interested in communicating their questions, concerns or issues to our Board of Directors or our independent directors may address correspondence to the Board of Directors, a particular director or to the independent directors generally, in care of Dot

Hill Systems Corp. at 1351 South Sunset Street, Longmont, Colorado 80501. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Board or the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.dothill.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL NO. 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Overview

The Board is requesting shareholder approval of an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares.
The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.
In addition to the 60,776,759 shares of common stock outstanding on December 31, 2014, the Board has reserved 23,020,264 shares for grants of restricted stock, issuance upon exercise of options and rights and other equity awards granted under the Company’s incentive stock and stock purchase plans, and up to approximately 1,602,489 shares of common stock which may be issued upon exercise of warrants currently held by Hewlett-Packard Company.
Although, at present, the Board has no other plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further shareholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes. If this Proposal No. 2 is not approved by our stockholders, it is possible that financing alternatives for the Company may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel, and if this Proposal No. 2 is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities the Compensation Committee of the Board deems appropriate could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this Proposal No. 2, the Company may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.
The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of shares not approved by the Board, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.
If approved, the amendment would amend and restate Section A of the Fourth Article of the Certificate of Incorporation, as follows: “This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is two hundred ten million (210,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

The amendment to the Company’s Certificate of Incorporation is attached to this Proxy Statement as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Certificate of Incorporation.
Required Vote and Recommendation of the Board of Directors
Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Certificate of Incorporation.

The Board of Directors believes that approval of Proposal No. 2 is in our best interests and the best interests of our stockholders for the reasons stated above.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of the Company’s Chief Executive Officer and Chief Financial Officer, who are the named executive officers as disclosed in this proxy statement (the “NEOs”) in accordance with SEC rules.
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
The compensation of the Company’s Named Executive Officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with our stockholders’ interests and are consistent with current market practices. Compensation of the Company’s Named Executive Officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment. Please read the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 23 of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2014 and 2015 compensation of our Named Executive Officers.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting. Deloitte has audited the Company’s financial statements since 1999. Representatives of Deloitte are expected to be present at the 2015 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Dot Hill and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy entitled to vote at the annual meeting will be required to ratify the selection of Deloitte. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
In connection with the audit of the 2014 financial statements, and the review of the 2014 quarterly financial statements, the Company entered into an engagement agreement with Deloitte which sets forth the terms by which Deloitte will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013 by Deloitte, the Company’s principal accountant, and its affiliates.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$873,816	$737,854
Tax Fees(2)	18,616	14,061
Total Fees	$892,432	$751,915

(1)
Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the Securities and Exchange Commission, or the SEC, or other documents issued in connection with securities offerings (e.g., consents), assistance in responding to SEC comment letters and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for professional services rendered for tax compliance. The nature of these services was to prepare tax returns for various foreign branches and subsidiaries.
All fees described above were approved by the Audit Committee.
During the fiscal year ended December 31, 2014, none of the total hours expended on our financial audit by Deloitte were provided by persons other than Deloitte’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte. The Audit Committee’s approval of the scope and fees of the engagement of the independent auditor is given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining Deloitte’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information regarding the beneficial ownership of our common stock as of January 15, 2015 by: (i) each of our directors and nominees, (ii) each of our Named Executive Officers, (iii) all of our directors, nominees and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.
Applicable percentages are based on 60,807,236 shares outstanding on January 15, 2015, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on March 16, 2015, which is 60 days after January 15, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Beneficial Owner(1)	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Goldman Capital Management, Inc. 767 Third Avenue, 25th Fl New York, NY 10017	4,228,317	6.95%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	3,919,755	6.45%
Dana Kammersgard (2)	1,985,929	3.20%
Hanif I. Jamal (3)	1,062,959	1.72%
Charles Christ (4)	422,853	*
Roderick Sherwood, III (5)	237,292	*
Richard Mejia, Jr. (6)	197,292	*
Thomas H. Marmen (7)	197,292	*
Debra E. Tibey (8)	149,792	*
Barry A. Rudolph (9)	137,292	*
All directors, nominees and NEOs as a group (eight persons)(10)	4,390,701	6.87%

*	Less than one percent.

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Dot Hill Systems Corp., 1351 South Sunset Street, Longmont, Colorado 80501.

(2)	Includes options to purchase 1,323,906 shares exercisable within 60 days of January 15, 2015.

(3)	Includes options to purchase 847,698 shares exercisable within 60 days of January 15, 2015.

(4)	Includes options to purchase 184,792 shares exercisable within 60 days of January 15, 2015.

(5)	Includes options to purchase 194,792 shares exercisable within 60 days of January 15, 2015.

(6)	Includes options to purchase 154,792 shares exercisable within 60 days of January 15, 2015.

(7)	Includes options to purchase 154,792 shares exercisable within 60 days of January 15, 2015.

(8)	Includes options to purchase 122,709 shares exercisable within 60 days of January 15, 2015 (2,083 of which are unvested).

(9)	Includes options to purchase 102,292 shares exercisable within 60 days of January 15, 2015 (12,500 of which are unvested).

(10)	Includes options to purchase 3,085,773 shares exercisable within 60 days of January 15, 2015 (14,583 of which are unvested).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes our executive compensation philosophy and programs for our Named Executive Officers, or NEOs, for 2014, Dana W. Kammersgard, President and Chief Executive Officer and Hanif I. Jamal, Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary. Our Compensation Committee is responsible for decisions and policies regarding compensation of our Named Executive Officers.

Highlights of our Compensation Programs

•
Tie Pay to Performance. A significant portion of our executive officers’ compensation is contingent on the Company's performance. Our annual performance-based bonus awards for our NEOs are primarily dependent on the achievement of key Company financial goals. As shown below, approximately 61% of our Chief Executive Officer's 2014 compensation and approximately 51% of our Chief Financial Officer's 2014 compensation is variable based on our performance, consisting of actual annual performance-based cash incentive award earned and the grant date fair value of equity awards granted during the year.

•
Retain an Independent Compensation Consultant and Benchmarks Compensation Relative to a Peer Group. The Compensation Committee engages Radford, an Aon Hewitt Company, or Radford, an independent compensation consultant. Radford advises the Compensation Committee on a benchmark peer group and analyzes the compensation components of this peer group of companies so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

•
Conduct an Annual Say-on-Pay Vote. We conduct an annual Say-on-Pay advisory vote. At our 2014 annual meeting of stockholders, more than 94% of the votes cast on the Say-on-Pay proposal were in favor of the compensation of our NEOs.

•
Balance Short-Term and Long-Term Incentives. Our annual and long-term plans provide a balance of incentives and include different measures of performance and different time horizons to measure performance.

•
Mitigate Inappropriate Risk Taking. We structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and, in 2015, introducing multi-year performance periods and capping our annual incentive plan and performance share awards.

•	No excessive Perquisites and Related Tax Gross-Ups for executives. We provide limited perquisites and no tax gross-ups on such perquisites.

•	Prohibit Hedging and Pledging. Our insider trading policy prohibits all employees and directors from hedging or pledging the economic interest in the Dot Hill shares they hold.

•
Limit lump sum cash payments in the event of a change of control. We do not provide excessive severance or change of control arrangements which provide for cash payments exceeding three times an executive's base salary and bonus. Our change of control arrangements with our NEOs provide for cash payments of up to a maximum of 1.25 times annual base salary (not including bonus) upon the occurrence of certain change of control events. In addition, we do not provide a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

•
Do not enter into Fixed Term Employment Agreements. Employment of our executive officers is "at will" and may be terminated by either the Company or the employee at any time and hence do not contain multi-year guarantees for salary increases or non-performance-based guaranteed bonuses.

•
Do not re-price Stock Options. Our 2009 Equity Incentive Plan prohibits the re-pricing, exchange or cashing out of stock awards, including stock options, without stockholder approval within 12 months prior to such re-pricing. We did not re-price any stock options in 2013 or 2014, despite the fact that our executives held stock options which were underwater.

•
Options Granted on Pre-Determined Grant Dates. We have a stock option grant policy and generally grant employee stock options only four times a year, to coincide with the closing price of the Company’s stock on the third day after the general release of the Company's quarterly financial results. These dates were chosen to ensure that grants are made shortly after we have released information about our financial performance to the public, so that the market has had an opportunity to react to our announcement and assures that the grant timing is not being managed for employee gain. However, we reserve the right to change the date when grants are made, when appropriate, after taking into account all relevant facts and circumstances.

•
Stock Ownership Guidelines and Holding Requirements. In March 2015, we approved stock ownership guidelines and holding periods for our non-employee directors to encourage significant equity ownership. Under these guidelines, our non-employee directors must hold stock equal in value to at least three times their annual retainer. Until the ownership requirement is met, our directors are required to retain 75% of net shares acquired upon future vesting of stock awards or exercise of stock options. Once the ownership requirement is met, the directors must retain 50% of net shares acquired upon future vesting of stock awards or exercise of stock options for a one-year period.

Financial and Operating Performance

The charts below reflect our performance over the last three fiscal years with respect to our two key financial metrics on which our annual performance-based cash incentive award for 2014 is based. Non-Generally Accepted Accounting Policies (Non-GAAP) Revenue and Non-GAAP Operating Profit and our annual cash based incentive program is described in the section titled "Annual Performance-Based Bonus".

The chart below reflects our annual total stockholder return for the last three fiscal years, compared to the Russell 2000 index and the NASDAQ Composite index, which are the indices most closely comparable to the Company's operations, in order to demonstrate our performance as it relates to our peers.

Compensation Philosophy
Our goal is to provide a competitive total compensation package with significant emphasis on pay-for-performance. Accordingly, a significant portion of our NEOs compensation is contingent on the Company’s near-term and long-term performance, in order to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders. This means that our executives will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to Company performance, are achieved. The Company remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation in any particular time period. The Compensation Committee gives careful consideration to the Company’s executive compensation program, including each element of compensation for each NEO. The Compensation Committee believes our executive compensation program is reasonable in light of the programs of our peer group companies and the Company’s current financial position. The Compensation Committee believes that the programs used by our peer group companies should serve as a guide, but should not necessarily be the exact program that is used to compensate our NEOs. Our Compensation Committee also believes that our compensation program gives the NEOs appropriate incentives, based on each officer’s responsibilities, achievements and ability to contribute to the Company’s performance. We also believe that our NEOs make significant contributions toward creating stockholder value. Finally, we believe that the Company’s compensation structure and practices encourages management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.
Impact of Fiscal 2014 Stockholder Advisory Vote on Executive Compensation
In May 2014, we conducted a non-binding advisory vote on the compensation of the NEOs, commonly referred to as a “say on pay” vote, at our Annual Meeting of Stockholders. Our stockholders approved the compensation of the NEOs, with over 94% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout 2014, they were mindful of the support our stockholders expressed for our compensation philosophy and objectives. After careful consideration with multiple discussions, the Compensation Committee decided to retain our general approach to executive compensation, which they believe places an emphasis on incentive compensation that rewards our most senior executives when the executives deliver value for our stockholders, and made no significant changes to our executive compensation program for 2014. We intend to maintain a strong relationship and correlation between the outcome of actual compensation delivered and the outcome of actual business results delivered against objectives.
Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of the NEOs. Accordingly, following the 2015 Annual Meeting of Stockholders, the next advisory vote on the compensation of the NEOs will take place in 2016.
General
Our executive compensation structure is designed to attract, motivate and retain the services of executive management and to align the interests of our executives with those of our stockholders. We aim to provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual performance-based bonus and long-term equity incentives. We place significant emphasis on pay-for-performance-based incentive compensation programs. These programs are designed to reward the achievement of corporate and individual goals. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our NEOs.
Our executive compensation program has been designed by the Compensation Committee of our Board of Directors to:

•
Attract and retain highly skilled and experienced team members by targeting a compensation structure that is competitive with those offered by other companies with whom we compete for management talent;

•	Closely align compensation for our executive management team with our short-term and long-term performance;

•	Build stockholder value by providing incentives based on achievement of corporate goals;

•	Establish compensation programs that are equitable internally within Dot Hill; and

•	Provide differentiated compensation based on individual performance.
The Compensation Committee is comprised of independent directors within the meaning of the applicable SEC and NASDAQ rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” and the Compensation Committee charter, which is available on our website at www.dothill.com. A primary responsibility of the Compensation Committee is to determine compensation for our NEOs, including reviewing and approving annual corporate and individual goals.
To aid the Compensation Committee in performing its duties, our Chief Executive Officer and Audit Committee of the Board of Directors provide recommendations concerning the compensation of the Chief Financial Officer and the Compensation Committee is solely responsible for determining the Chief Financial Officer's compensation. The Compensation Committee deliberates and discusses the performance of the Chief Executive Officer with input from the Board of Directors and is solely responsible for determining the Chief Executive Officer’s compensation. Additionally, each executive officer participates in establishing the key policies for Dot Hill as well as the objectives of our Company as a whole.
We evaluate the achievement of our corporate and individual goals on a quarterly basis as well as at the end of the completed fiscal year. At the end of each quarter, we review the progress being made toward achievement of the corporate financial goals as well as each executive’s overall ongoing performance, if necessary. At the end of the year, we review final results versus goals and establish performance goals for the next fiscal year.
Competitive Market Review
Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we attempt to draw upon a pool of talent that is highly sought after by both large and established high tech companies. We believe we have competitive advantages in our ability to offer significant upside potential through long-term and performance-based equity incentives. Nonetheless, we must recognize market cash compensation levels and satisfy the day-to-day financial requirements of our candidates through competitive base salaries and performance-based bonuses.
A comprehensive market review is conducted at least every other year, and in advance of determining compensation levels for our NEOs. Our Compensation Committee reviews survey and peer company data from various sources prepared by our independent compensation consultant that analyzes various cross-sections of our industry, as well as relevant geographical areas. The

Compensation Committee reviews a detailed assessment of our executive compensation against market data. Our targeted guideline pay position to the market is around the 50th percentile for all compensation elements, in order to maintain a compensation structure that is competitive with those offered by other companies with whom we compete for management talent. However, the Compensation Committee may decide to compensate a NEO above or below the 50th percentile for one or all compensation elements based on numerous factors including individual performance, contribution to the Company, Company performance, tenure and the ability to retain and recruit such officers.
Role of our Independent Compensation Consultants
Since 2011, the Compensation Committee has engaged the services of Radford to conduct an independent competitive review and analysis of the compensation arrangements for the Company’s NEOs and to its Board of Directors. The review included assessments of Dot Hill’s selected peer group of companies, compensation philosophy compared to peer group and market data used to conduct compensation benchmarking assessments. In addition, the Compensation Committee asked Radford to perform a detailed examination and competitive assessment based on the Company's peer group for base salary, target total cash, actual total cash, long-term incentives, beneficial ownership, value of current executive holdings, overall equity usage and equity allocation.
Radford reports directly to the Compensation Committee, which maintains the authority to direct their work and engagement, and advises the Compensation Committee. The cost of executive compensation services provided by Radford to the Company in 2014 did not exceed $40,000. The Compensation Committee received information from Radford about potential conflicts of interest and has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Radford; (ii) the amount of fees from the Company paid to Radford as a percentage of the firm's total revenue; (iii) Radford's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Radford. Based on these factors, the Compensation Committee determined that there were no conflicts of interest with respect to Radford providing services to the Compensation Committee.
Market Benchmarks and Other Considerations
Fiscal 2014
In March 2014, based on recommendations from Radford, the Compensation Committee updated the peer group of companies that is used by our Compensation Committee for NEO benchmarking purposes. The 2014 peer group consisted of the 13 companies listed below. Two peer companies from our peer group utilized for setting the 2013 NEO compensation, STEC, Inc. and Symmetricom, Inc., were removed from the peer company list due to acquisitions. The list of 2014 peers was chosen by selecting companies that were public computer peripheral and networking equipment companies with $100 million to $400 million in revenue (approximately 50% to 2 times the Company's net revenue):

Echelon Corporation	OCZ Technology Group, Inc.
Emulex Corporation	PAR Technology Corporation
Extreme Networks, Inc.	RadiSys Corporation
Falconstor Software, Inc.	Rimage Corporation
Key Tronic Corporation	SeaChange International, Inc.
NetScout Systems, Inc.	ShoreTel, Inc.
Novatel Wireless, Inc.

Based on this updated peer list, Radford made specific recommendations to the Compensation Committee with respect to long-term incentive awards. In addition, the Compensation Committee reviewed the results of the 2013 Cash Incentive Program and assessed the effectiveness of the 2013 program. The Committee also reviewed the structure of the program relative to the 13 peer companies and concluded that the structure of the performance criteria, as well as the program itself was appropriate and effective for the Company, making only minor changes for the 2014 program in terms of the weighting payouts and thresholds. Based on this revised list of benchmark peers, Radford provided a detailed assessment of several aspects of our executives' compensation, including base salary, target total cash compensation, bonus plan design, long-term incentives, beneficial ownership, value of current executive equity holdings, overall equity usage and allocation and executive compensation governance trends in comparison to the peer data.
Fiscal 2015
In September 2014, in preparation for the 2015 compensation decisions, Radford reviewed the appropriateness of the composition of the peer group used to benchmark compensation for fiscal 2014. Additionally, Radford examined companies used by Institutional Shareholder Services, or ISS, and Glass Lewis to identify any peers that were not on the current list and determine if they were appropriate for inclusion on the go-forward peer list for fiscal 2015. Radford also identified a list of Dot Hill benchmark peer companies. Finally management spoke to a number of sell side analysts who covered Dot Hill, to obtain their perspective as to who investors might consider as peers to Dot Hill. A consolidated list of peers was analyzed for appropriateness by Radford taking into consideration revenue, market capitalization, business model and product and technology similarities, data storage ecosystem adjacency, and competition for executive talent. The Compensation Committee accepted the recommended peer list that carried forward five companies from the previous peer list and added 14 new companies to form a peer group of 19 companies as follows:

Cray Inc.	Qumu Corporation
Emulex Corporation	RadiSys Corporation
ePlus inc.	Ruckus Wireless, Inc.
Extreme Networks, Inc.	SeaChange International, Inc.
Gigamon Inc.	ShoreTel, Inc.
Infoblox Inc.	Silicon Graphics International Corp
Nimble Storage, Inc.	Sonus Networks, Inc.
PMC-Sierra Inc.	Varonis Systems, Inc.
QLogic Corp.	Violin Memory, Inc.
Quantum Corporation
The resulting group placed Dot Hill between the 25th and 50th percentile for revenue and at the 25th percentile for market capitalization. However, if Dot Hill were valued at 2 times revenue, which was approximately the median revenue to market capitalization of multiple of the peer group, Dot Hill’s fair value would be closer to $400 million which would approximate the 50th percentile for peers.
In November 2014, the Compensation Committee reviewed Radford's detailed assessment of several aspects of our executives' compensation relative to the new benchmark peer group, including base salary, target total cash compensation, bonus plan design, long-term incentives, beneficial ownership, value of current executive equity holdings, overall equity usage and allocation and executive compensation governance trends in comparison to the peer data.
Components of Executive Compensation Program
To accomplish our executive compensation program objectives, the Compensation Committee approves an Executive Compensation Plan that sets out the terms of each of the components of compensation to our NEOs for the following year. Compensation for our NEOs generally consists of the following components: base salary; annual bonus based on corporate and individual performance; and the grant of long-term equity incentives, such as stock options, restricted stock and/or performance-based restricted stock intended to provide long-term and performance-based incentives tied to corporate financial performance. Once earned, these long-term performance based incentives can be increased based on the changes in total shareholder returns compared with our peer group.
The table below summarizes the core components of our NEOs compensation for 2014, the type of pay and key characteristics of each component, and the intended purpose of paying each compensation element.

	Component	Type	Key Characteristics	Purpose
Annual Cash Compensation	Base Salary	Fixed
Adjustments are generally considered annually based on competitive market conditions, level of pay relative to benchmark peers and internal equity. Established at levels that should comprise low percentage of total compensation.
Attracts, retains and rewards NEOs by providing a fixed source of income to reward demonstrated experience, skills and competencies relative to the market value of the job
Annual Incentive Awards	Cash Incentive Award	Performance Based
Variable cash compensation component, determined annually based on performance against pre-established annual corporate financial goals and strategic goals (for the CEO and CFO) and individual goals (for the CFO only). Target payout of 100% of base salary for CEO and 65% for CFO. Maximum payout capped at 130% of base salary for CEO and 80.6% for CFO.

Focuses NEOs on annual results and aligns the executive's interest with those of our stock holders, by incenting stronger annual financial results. At the same time keeps the executives focused on executing on the Company' longer term corporate strategic goals and if appropriate improving the performance of their individual functional organization.

Long-Term Incentive	Stock Options	Performance Based
Priced at market on the grant date which is the third day after a general release of earnings. Vests over a four your period, with 25% vesting at the first anniversary of the grant date and thereafter 1/36th of the award vests every month

Promotes NEO retention, focuses executives on longer term goals, aligns executives' interests with financial returns for stock holders and ensures the Company remains competitive in the market for executive talent.

In addition to the compensation set forth in our annual compensation programs, our NEOs are also entitled to potential payments upon specified terminations and in connection with a change of control event. Additionally, our NEOs are entitled to other benefits, such as medical insurance and 401(k) matching, that are generally available to all of our employees, and perquisites that may be available to select NEOs as well, if the Compensation Committee determines appropriate. Our NEOs do not accrue vacation time. Instead, if they wish to take paid time off they are required to obtain agreement from their immediate supervisor.
The Compensation Committee does not have specific guidelines for allocating between cash and non-cash forms of compensation or between long- and short-term compensation. Instead, the Compensation Committee uses its judgment to establish for each NEO a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our Company objectives. However, in line with our pay-for-performance emphasis, the Compensation Committee aims to structure a significant portion of the NEOs total compensation as performance-based, consisting of performance-based bonus opportunities and long-term equity awards, which align the NEOs incentives with the interests of our stockholders. Each element of NEO compensation and our 2014 and 2015 compensation decisions with respect to each such element is discussed below. We have also included below a brief discussion of 2015 actions to the extent that they may affect a fair understanding of the NEOs compensation for 2014.
The two charts below depict the portion of each NEOs total compensation for 2014 and 2013 that consists of base salary, annual cash incentive in the form of our performance-based cash bonus (as calculated based on performance achievement at targeted levels), long-term incentives in the form of stock options (valued at the grant date fair value), and other compensation which consists of other benefits and limited perquisites.
Total Compensation $1,258,454                 Total Compensation $1,089,503

Total Compensation $682,440                 Total Compensation $607,219

Base Salary
Fiscal 2014
In March 2014, the Compensation Committee approved the 2014 Executive Compensation Plan after reviewing the financial performance of the Company, the individual performance of the each of the NEOs, the benchmark compensation data prepared by Radford in March 2014, and the available information on recently hired executives at other data storage related companies. The Compensation Committee concluded that the financial performance of the Company had improved significantly in 2013 and the tenure, individual performance and the Company’s ability to attract similar or higher caliber executives to replace our NEOs has supported compensating these executives at around the 75th percentile of the peer data for base salary of comparable executives at the peer companies. Therefore, the Compensation Committee decided to increase the annual base salaries for Messrs. Kammersgard and Jamal to $500,000 and $325,000 from $425,000 and $310,000 respectively, effective April 1, 2014. After the increase, Messrs. Kammersgard and Jamal's base salary was at approximately the 75th percentile and between the 50th and 75th percentile, respectively, of the peer data.
Fiscal 2015
In March, 2015, the Compensation Committee approved the fiscal year 2015 Executive Compensation Plan after reviewing the financial performance of the Company, the individual performance of the each of the NEOs, the benchmark compensation data prepared by Radford in October 2014 using the revised compensation benchmark peer list and the Company's ability to attract similar or higher caliber executives to replace our NEOs. The Compensation Committee decided to increase the annual base salaries for Messrs. Kammersgard and Jamal to $525,000 and $350,000 from $500,000 and $325,000 respectively effective April 1, 2015, which results in base salary for Messrs. Kammersgard and Jamal at approximately the 50th percentile of the revised peer group for base salary of comparable executives at the new peer companies.
Annual Performance-Based Bonus
Annual performance-based cash compensation is designed to reward our NEOs for the attainment of key Company objectives and serve to align their compensation with our business objectives and performance and with the interests of our stockholders. We generally do not provide guaranteed bonuses. Annual bonuses may be awarded to our NEOs in accordance with the executive compensation plan for the applicable year, as established by the Compensation Committee.
Fiscal 2014
In March 2014, the Compensation Committee of our Board of Directors approved the 2014 Executive Compensation Plan that established an annual performance-based cash bonus program with regard to compensation for Messrs. Kammersgard and Jamal. The payout under the plan will be determined based upon the level of achievement of performance goals, with a target bonus equal to 100% and 65% of Messrs. Kammersgard and Jamal’s base salaries, respectively, for the fiscal year ending December 31, 2014. The established target bonus levels place Mr. Kammersgard in the 50th percentile of the peer group and Mr. Jamal in the 75th percentile of the peer group.
The plan specified two financial metrics based on non-GAAP revenue and non-GAAP operating profit for the fiscal year ending December 31, 2014, that will each be weighted at 50%. Both of the financial goals were calculated in accordance with the Company's non-GAAP financial measures which exclude the impact of stock-based compensation expense, legal settlements and their associated expenses, severance charges, charges or credits for contingent consideration adjustments, the recognition of deferred and amortized revenue and costs related to a long-term software contract which were deferred in the Company's GAAP financial statements, specific and significant warranty claims arising from a supplier's defective products, discontinued operations, and the effects of foreign currency gains or losses.
The non-GAAP revenue and non-GAAP operating profit metrics for 2014 were set at levels the Compensation Committee determined were challenging but could be achieved based on the Company's internal operating plan and would require our Named Executive Officers and other employees to maintain a high level of performance throughout 2014 to attain these goals. For both the non-GAAP revenue and non-GAAP operating profit metrics, minimum and maximum performance thresholds were established, such that there will be no bonus payment associated with each of the metrics for performance below the minimum or above the maximum thresholds. In addition, there is one intermediate threshold performance level of 100% for each of the two financial metrics, such that performance at these levels result in 100% of the target bonus being paid. These intermediate threshold levels were derived from the Company's Internal Operating Plan for 2014 that was approved by the Board of Directors in January 2014. The thresholds, and the percentage of the target bonus to be paid at each of such thresholds, are listed in the table below:

	Metrics and Thresholds	Performance as % of Target Performance	% of Target Bonus Paid at Performance Level
Non-GAAP Revenue Metric	Minimum Threshold Performance Level	93%	50%
	Intermediate Threshold Performance Level	100%	100%
	Maximum Threshold Performance Level	108%	130%
Non-GAAP Operating Profit Metric	Minimum Threshold Performance Level	78%	50%
	Intermediate Threshold Performance Level	100%	100%
	Maximum Threshold Performance Level	126%	130%
For performance levels between the threshold levels, the bonus payout is based on a linear continuum between the two thresholds. The Compensation Committee has the discretion to determine the extent to which the financial goals are met and, as such, whether cash bonuses shall be awarded for achievement of a goal in extraordinary circumstances, notwithstanding the fact that a goal is not met.
The Compensation Committee determined that 100% and 80%, respectively, of Messrs. Kammersgard and Jamal’s annual performance-based bonus was tied to achieving the two financial metrics described above. The plan also established a "gate" tied to non-GAAP operating profit that must be achieved in order for Messrs. Kammersgard and Jamal to receive their bonus tied to these non-GAAP revenue and operating profit goals. In addition, if the gate was achieved, 20% of Mr. Jamal’s annual performance-based bonus was to be tied to achievement of various operational and financial controls goals.
In March, 2015, the Compensation Committee, reviewed the Company’s performance against the financial metrics established in the 2014 Executive Compensation Plan and concluded that the Company exceeded the minimum "gate" to receive an annual performance bonus. The Committee determined that the Company did not meet the minimum performance threshold level for the non-GAAP revenue metric, but achieved 79% for the non-GAAP operating profit target, exceeding the minimum threshold performance level. Accordingly, pursuant to the terms of the 2014 Executive Compensation Plan, Messrs. Kammersgard and Jamal did not receive bonus payout associated with non-GAAP revenue performance but received a bonus payout of approximately 53% of a bonus payout associated with non-GAAP operating profit performance. In addition, after considering input from the Audit Committee and Mr. Kammersgard, the Compensation Committee concluded that Mr. Jamal had achieved approximately 52% of his individual goals, based on his achievement of working capital goals, quality financial reporting goals, management of non-GAAP operational variances and increase in trading volume for Dot Hill shares. As a result, Messrs. Kammersgard and Jamal will receive $128,061 and $66,024, respectively, for their 2014 cash incentive bonus. The Company's actual performance in relation to the two financial metrics and corresponding actual bonus payments are illustrated in the table below.

	Metrics and Thresholds	Performance as % of Target Performance	% of Target Bonus Paid at Performance Level	Payment to Dana Kammersgard	Payment to Hanif Jamal
Corporate Financial Metrics	Non-GAAP Revenue Metric
	Minimum Threshold Performance Level	Not Met	0%	$—	$—
	Non-GAAP Operating Profit Metric
	Minimum Threshold Performance Level	79%	53%	$128,061	$44,429
Individual Metric	Individual Objectives	52%	52%	N/A	$21,595
Cash Incentive Bonus Payment	Total			$128,061	$66,024
	Total as a % of Potential Payment			26.5%	31.5%
Fiscal 2015
In March 2015, the Compensation Committee of our Board of Directors approved the 2015 Executive Compensation Plan that established an annual performance-based cash bonus program with regard to compensation for Messrs. Kammersgard and Jamal. The payout under the plan will be determined based upon the level of achievement of performance goals and each NEOs target bonus. The 2015 target bonus percentages for Messrs. Kammersgard and Jamal remain unchanged from the target bonus percentages for 2014 and are 100% and 65% of Messrs. Kammersgard and Jamal’s base salaries, respectively, for the fiscal year ending December 31, 2015.
The performance goals under the plan include corporate metrics derived from the Company's Internal Operating Plan for 2015, as well as corporate strategic objectives associated with specific customer design wins. Mr. Kammersgard's 2015 bonus is based entirely on corporate goals (specifically, 80% dependent on the corporate metrics and 20% dependent on corporate strategic objectives) and Mr. Jamal's 2015 bonus is based 90% on corporate goals (specifically, 70% dependent on the corporate metrics and 20% dependent on corporate strategic objectives) and 10% based on individual goals. Like the 2014 bonus plan, the 2015 plan is structured to include a minimum performance threshold necessary to receive a bonus, an intermediate threshold performance level and a maximum cap on bonus payout.
Long-Term and Performance-Based Equity Incentives
Historically, our long-term and performance-based equity incentives have been primarily in the form of stock options, although we have granted both time-based restricted stock and performance-based restricted stock. We currently grant equity awards under our 2009 Plan. Prior to our stockholder approval of the 2009 Plan, we granted equity awards under our 2000 Amended and Restated Equity Incentive Plan, or the 2000 Plan. We plan to continue to incorporate the use of stock options, or options, as well as both time-based restricted stock and performance-based restricted stock grants as our Compensation Committee determines appropriate. The objective of the equity awards is to further enhance our executive officers’ long-term incentive to increase stockholder value, including our stock price, and Company performance. We believe that stock option and restricted stock-based compensation achieves this objective by directly linking the economic benefit to recipients of stock option and restricted stock awards with the performance of the Company and its stock price. We also believe that the performance of the executive team has a direct effect on stock price and general Company performance, and that time and performance-based stock option and performance-based restricted stock compensation encourages executive retention and performance because the awards are designed to vest over time and upon achievement of specific performance goals.
Stock options granted under the 2000 Plan and the 1995 Incentive Program, as amended, or the Prior Plans, expire 10 years from the effective date of grant, and stock options granted under the 2009 Plan expire seven years from the effective date of grant. The exercise price per share of each stock option granted to our NEOs is equal to the fair market value of our common stock on the effective date of grant. Under the Prior Plans, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the last market trading day prior to such date. Under the 2009 Equity Incentive Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on such date, or if such date is not a trading day the last market trading day prior to such date. Stock options granted to our NEOs are approved by the Compensation Committee and are effective as of the third business day following the first general public release of our annual or quarterly revenues and/or earnings following the date of approval. The Compensation Committee may vary this procedure if it determines applicable circumstances, such as public disclosure requirements or other factors, justify doing so. In addition, the Compensation Committee approves all restricted stock awards to our NEOs, which are generally approved at times consistent with our stock option grant policy, provided, however, that restricted stock awards are generally effective on the date of approval by the Compensation Committee. Stock options granted to our NEOs are incentive stock options to the extent permissible under the Code, and commence vesting upon the effective date of grant. In general and historically, 25% of the shares subject to the stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances described in “Employment and Change of Control Agreements.”
In general, each NEO receives an equity award in connection with his hire or promotion, and annually in the first quarter of each year. The size of each annual grant is based on an analysis of the following key factors for each executive:

•	benchmarking against our peer group, including an analysis of equity plan utilization percentages;

•	corporate and individual performance against goals; and

•	individual stock ownership.
Fiscal 2014
In March 2014, the Compensation Committee approved the following stock option grants for our NEOs, Messrs. Kammersgard and Jamal, after considering recommendations from Radford based on benchmark data from the peer group of companies.

Executive Officer	Options
Dana W. Kammersgard	260,000
Hanif I. Jamal	106,000
The effective date of grant of these stock options was March 11, 2014, the third business day after the general release of the Company’s fourth quarter 2013 earnings. These stock options will terminate seven years after the effective date of grant, or earlier in the event the executive officer’s service to us is terminated. The options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years. The exercise price per share of these stock options is $4.00, the closing price of our common stock as reported on the NASDAQ Stock Market on the March 11, 2014 grant date. The Compensation Committee looks at several factors including Company performance, individual performance, retention risk, ability to replace a specific NEO, as well as the peer data and percentage of ownership and grant as a percentage of outstanding when making their determination of long-term performance and incentive awards. The total grant as a percentage of the outstanding shares of the Company of 0.43% and 0.17% for Messrs. Kammersgard and Jamal are between the 25th and 50th percentiles of the peer data, which the Compensation Committee determined was appropriate to position Messrs. Kammersgard and Jamal's compensation at approximately the 50th percentile of the peer data, when combined with the other NEO compensation in 2014.
Fiscal 2015
In March 2015, the Compensation Committee decided to change the incentive mix from primarily stock options to a blend of options, restricted stock, or RS, and performance based restricted stock, or PBRS. The Compensation Committee reviewed benchmark data and analysis prepared by Radford which compared equity grants to our NEOs to those of the peer group based on the Black-Scholes value associated with such grants, grants as a percentage of total outstanding shares, percentage of ownership in the Company, as well as the mix of options, RS or PBRS. The Compensation Committee also reviewed similar data provided by ISS that compared Dot Hill's compensation to peers identified by ISS. In addition to the factors outlined above, the Compensation Committee considered Company performance, total shareholder returns relative to Radford peers, ISS peers and the Russell 2000 and 3000 indices, individual performance, retention risk, and the Company's ability to replace a specific NEO, when making their determination of long-term performance and incentive awards.
In changing the mix of equity grants, the Compensation Committee wanted to increase the alignment of long-term performance of the Company to our NEOs compensation, and the Compensation Committee believes using long-term equity grants is a means to create retention and strategic alignment to our stockholders. Further, the Compensation Committee believes that including PBRS, where the grants are earned based on performance as compared to the passage of time, creates further alignment of the NEOs compensation to the long-term performance of the Company. In determining the appropriate size of the grants, the Compensation Committee decided that a share of the Company's common stock subject to restricted stock grant, regardless of whether vesting would occur over time or upon the achievement of performance goals, had a value equivalent to 1.5 times the value of a share of common stock subject to a stock option, based on its Black-Scholes value. Furthermore, the ISS also values a share of Dot Hill restricted stock at 1.5 times the value of a stock option in calculating Dot Hill’s burn rate. Resulting from the considerations outlined above, the Compensation Committee, decided to grant Messrs. Kammersgard and Jamal 50% of the value of their annual equity awards in the form of stock options, and 50% of the value of their annual equity awards in the form of RS and PBRS, valued as described above. The specific grants are reflected in the table below. For PBRS, the shares in the table reflect performance at target levels of the performance criteria. Actual shares that vest will range from 0% to 200% of this target number, based on actual performance.

Executive Officer	Options	RS	PBRS
Dana W. Kammersgard	200,000	80,000	53,333
Hanif I. Jamal	75,000	30,000	20,000

At the time the decision was made with respect to these equity grants, the Black Scholes grant values for Messrs. Kammersgard and Jamal awards were around the 25th percentile and between the 25th percentile and 50th percentile respectively relative to the peer data, and above the 75th percentile in terms of total equity ownership for both Messrs. Kammersgard and Jamal. The Compensation Committee believes that given the sustained performance improvement of the Company, and the stated position to the peer group, the mix of equity provides an appropriate and effective alignment between the NEO compensation and the long-term benefits to our stockholders.

The effective date of grant of these options, RS and PBRS is March 10, 2015, the third business day after the general release of the Company’s fourth quarter 2014 earnings. The options will terminate seven years after the effective date of grant, or earlier in the event the executive officer’s service to us is terminated. The options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years. The exercise price per share of these options is the closing price of our common stock as reported on the NASDAQ Stock Market on the March 10, 2015 grant date.

The RS vest linearly over three years with one-third of the grant vesting at each of the first three anniversaries of the grant date.

The PBRS are structured to vest three years after the grant date, contingent upon achieving specific three year performance goals or metrics at the end of fiscal 2017 relative to the end of fiscal 2014. The three performance goals are (i) cumulative aggregate growth of non-GAAP revenue, (ii) non-GAAP revenue diversification based on non-GAAP revenue goals from new customers and the number of new customers, and (iii) operating leverage or the growth in non-GAAP operating profit relative to the growth in non-GAAP revenue. The goals will be measured as of December 31, 2017. In addition, the number of the shares that ultimately vest will be based on our total stockholder return, or TSR, over the same three-year period, measured against companies within the same six digit GICS code as Dot Hill or 452020 - “Technology, Hardware, Storage & Peripherals”, as modified at the recommendation of Radford to exclude the following seven companies considered outliers for comparative purposes due to their market capitalization: Apple, Inc., EMC Corporation, Hewlett-Packard Company, NetApp, Inc., SanDisk Corp., Seagate Technology Public Limited Company, and Western Digital Corporation.

We have established minimum, intermediate and maximum performance levels for each of the three performance goals. The number of shares that vest under the PBRS will range from 0% to 200% of the target number of shares under the award, based on achievement of the performance goals and TSR over the performance period. Our Compensation Committee will calculate the extent to which the performance goals are met based on the objective performance metrics. In the event of a change of control of Dot Hill during the three year performance period, the number of shares eligible to vest would be calculated by reference to the target performance level for the three performance goals and our TSR in comparison to our comparative GICS code group, measured at the time of the change of control. Shares that are eligible to vest, if any, at the time of the change of control under this formula described above would convert to time-based vesting schedule, subject to full acceleration upon our NEOs termination under certain circumstances in connection with the change of control. The PBRS will also be subject to the terms of our NEOs employment and change of control agreements, the terms of which are described under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control.”
Change of Control Payments
We have entered into employment and change of control agreements with each of our NEOs, the terms of which are described under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control.” We believe that these change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. We do not provide excessive severance or change of control arrangements which provide for payments exceeding three times an executive’s base salary and bonus. Our change of control agreements for our NEOs provide only for payments of 1.25 times the annual base salary (not including bonus) in the event of a change of control.
Employee Stock Purchase Plan
We have also established our 2014 Employee Stock Purchase Plan, which was approved by our stockholders at our 2014 Annual Meeting, available to all of our employees, including our NEOs during 2014, and which is intended to encourage employees to continue in our employ and to motivate employees through an ownership interest in Dot Hill. Under the 2014 Employee Stock Purchase Plan, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.
Other Benefits
We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our NEOs. Our 401(k) savings/retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code and permits eligible employees to contribute earnings to the plan, up to certain statutory limits. We provide discretionary Company matching contributions under our
401(k) savings/retirement plan, which vest to employees as a percentage based on years of employment from one to five years, with full vesting after five years. We also provide personal paid time off and other paid holidays to all employees, including our NEOs, which are comparable to those provided at similar companies. Effective January 26, 2009, we eliminated our vacation accrual policy for our executive officers and most of our senior management. Our NEOs and management are entitled to paid time off based on approval of their immediate superior.
Accounting and Tax Considerations
Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our NEOs unless such compensation is treated as “performance-based compensation” within the meaning of the Code. As the total compensation paid by us to our NEOs excluding performance-based compensation is currently expected to be below $1 million, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to Dot Hill with respect to the compensation of its NEOs in the near-term. In determining the form and amount of compensation for our NEOs, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).
We account for equity compensation paid to our employees under Financial Accounting Standards Board, Accounting Standards Codification Topic 718 - Compensation - Stock Compensation, or ASC Topic 718, which requires us to estimate and record an expense over the employee's requisite service period for each award. Our cash compensation is recorded as an expense at the time the obligation is accrued.
Risk Analysis of Our Compensation Plans
The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our performance-based bonus program measure performance on an annual basis, our stock option awards typically vest over a number of years, which we believe encourages our NEOs to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. In addition, our annual performance-based bonuses impose a cap on the maximum bonus achievable, in order to minimize the incentive for excessive risk taking.

COMPENSATION OF EXECUTIVE OFFICERS
Summary of Compensation
The following table sets forth in summary form information concerning the compensation that was earned during the fiscal years ended December 31, 2012, 2013 and 2014 by our Chief Executive Officer and Chief Financial Officer. We refer to these officers in this proxy statement as our NEOs.
Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Dana W. Kammersgard,	2014	$478,077	$—	$641,082	$128,061	$11,234	(5)	$1,258,454
President and Chief	2013	$425,000	$—	$215,605	$437,665	$11,234		$1,089,503
Executive Officer	2012	$425,000	$183,600	$310,365	$42,500	$10,320		$971,785

Hanif I. Jamal	2014	$320,615	$—	$283,147	$66,024	$12,654	(6)	$682,440
Senior Vice President, Chief	2013	$310,000	$—	$88,363	$196,229	$12,627		$607,219
Financial Officer, Treasurer,	2012	$310,000	$123,317	$117,249	$56,420	$53,661		$660,647
and Corporate Secretary

(1)
Amounts listed in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 during the applicable fiscal year. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in Note 10 to Consolidated Financial Statements under the heading “Stockholders’ Equity, Equity Incentive Plans and Warrants.”

(2)
Amounts listed in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 during the applicable fiscal year. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in Note 10 to Consolidated Financial Statements under the heading “Stockholders’ Equity, Equity Incentive Plans and Warrants.” For financial statement reporting purposes, we recognize only the portion of the above values related to those awards which vested during the period.

(3)
Amounts represent annual cash performance-based bonuses earned for fiscal 2012, 2013 and 2014, which were approved by the Compensation Committee on March 13, 2013, March 3, 2014 and March 2, 2015, respectively.

(4)
Amounts listed in this column represent company-paid life insurance premiums, employer matching contributions under our 401(k) savings/retirement plan and perquisites and personal benefits in which the aggregate amount for any given individual exceeded $10,000 for the fiscal year.

(5)	Includes $9,600 for an annual automobile allowance and $1,634 of company-paid life insurance premiums.

(6)	Includes $9,600 for an annual automobile allowance, $1,554 of company-paid life insurance premiums, and $1,500 for employer contributions to the company-sponsored 401(k) benefit plan.
Grants of Plan-Based Awards During Fiscal Year Ended 2014
Historically, we granted stock awards to our executive officers under the 2000 Plan. On June 15, 2009, the stockholders approved the 2009 Plan, which both increased the number of shares available for future awards to both executives and non-executive employees, as well as modified certain terms of future awards.
Subsequent to the 2009 Annual Meeting of Stockholders, we granted stock awards to our executive officers under the 2009 Plan. Our stockholders approved an Amendment to the 2009 Plan at the 2011 Annual Meeting of Stockholders to increase the number of shares of common stock authorized for issuance under the 2009 Plan by 8,000,000 shares and approved an Amendment to the 2009 Plan at the 2014 Annual Meeting of Stockholders to increase in the number of shares of common stock authorized for issuance under the 2009 Plan by 7,000,000 shares.

As of January 15, 2015, options to purchase a total of 7,116,221 shares were outstanding, awards other than stock options and stock appreciation rights covering an aggregate of 55,900 shares were outstanding and 7,814,281 shares were available for future grant under the 2009 Plan. As of January 15, 2015, options to purchase a total of 2,153,746 shares were outstanding, no awards other than stock options and stock appreciation rights were outstanding and there are no shares available for future grant under the 2000 Plan. A summary of the terms of our 2009 Plan is included in Proposal 2.
The following table provides information regarding grants of plan-based awards to the NEOs in the fiscal year ended December 31, 2014.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Option Awards:
Name	Grant Date	Approval Date	Minimum ($) (1)	Target ($) (1)	Maximum ($) (1)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Dana W. Kammersgard			120,313	481,250	625,625	—	—	—
	3/11/2014	3/3/2014	—		—	260,000	4.00	641,082

Hanif I. Jamal			41,763	208,813	258,928	—	—	—
	3/11/2014	3/11/2014	—		—	106,000	4.00	283,147

(1)
Amounts listed in this column represent the minimum, target and maximum payout for performance-based cash bonuses under our 2014 Executive Compensation Plan. More information regarding the terms of these awards are described under the heading above entitled “Components of Executive Compensation Program- Annual Performance-Based Bonus- Fiscal 2014." Refer to "Annual Performance-Based Bonus" section above for disclosure of the minimum and maximum payout.

(2)
Amounts listed in this column represent the aggregate full grant date fair value computed in accordance with ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in Note 10 to Consolidated Financial Statements under the heading “Stockholders’ Equity, Equity Incentive Plans and Warrants."

Outstanding Equity Awards at Fiscal Year-End 2014
The following table provides information regarding all outstanding equity awards held by each of our NEOs as of December 31, 2014.

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dana W. Kammersgard	1/31/2005	80,000	—		6.10	1/31/2015
	3/7/2006	150,000	—		6.87	3/7/2016
	2/27/2007	200,000	—		3.57	2/27/2017
	3/18/2008	100,000	—		2.40	3/18/2018
	8/11/2008	75,000	—		2.36	8/11/2018
	3/9/2010	150,000	—		1.44	3/9/2017
	5/10/2011	179,167	20,833	(1)	2.84	5/10/2018
	3/19/2012	232,031	105,469	(1)	1.40	3/19/2019
	3/19/2013	133,438	171,562	(1)	1.06	3/19/2020
	3/11/2014	—	260,000	(1)	4.00	3/11/2021
Hanif Jamal	7/31/2006	225,000	—		3.03	7/31/2016
	2/27/2007	75,000	—		3.57	2/27/2017
	3/18/2008	100,000	—		2.40	3/18/2018
	8/11/2008	75,000	—		2.36	8/11/2018
	3/9/2010	116,667	—		1.44	3/9/2017
	5/10/2011	71,667	8,333	(1)	2.84	5/10/2018
	3/19/2012	87,656	39,844	(1)	1.40	3/19/2019
	3/19/2013	54,688	70,312	(1)	1.06	3/19/2020
	3/11/2014	—	106,000	(1)	4.00	3/11/2021

(1)
Unvested options granted under the 2009 Plan. 25% of the shares subject to the options vest one year from the date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the change of control agreements described in “Employment and Change of Control Agreements.”

Option Exercises and Stock Vested During Fiscal Year-End 2014
The following table shows, for the fiscal year ended December 31, 2014, certain information regarding stock option exercises and stock vested during the last fiscal year with respect to the NEOs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dana W. Kammersgard	—	—	—	—
Hanif Jamal	—	—	—	—
Pension Benefits at Fiscal Year-End 2014
We have no pension plans.
Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans at Fiscal Year-End 2014
We have no non-qualified defined contribution or other non-qualified deferred compensation plans.

Employment and Change of Control Agreements
In December 2008, we entered into an Amended and Restated Employment Agreement, or the CEO Agreement, with Mr. Kammersgard, that replaced and superseded the Employment Agreement and Change of Control Agreement we entered into with Mr. Kammersgard on August 2, 1999 and April 6, 2006. Under the CEO Agreement, Mr. Kammersgard is eligible to receive an annual bonus pursuant to our executive compensation plans for each fiscal year, determined in the sole discretion of the Compensation Committee based on performance against milestones and targets established by the Compensation Committee. Consistent with his previous severance benefits, if Mr. Kammersgard is terminated without cause or terminates his employment for good reason prior to the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 100% of his then current base salary. "Cause" is defined in the employment agreement as engaging in conduct which materially harms the Company, including failure to perform directives of the Board; indictment for a felony; or material breach of the Company's Confidential Information and Inventions Agreement. "Good reason" is defined as a material reduction of base salary, relocation of the Company's offices, or a material breach of the employment agreement by the Company. A "change of control" occurs when the Company is dissolved or liquidated; is sold or substantially all assets are transferred; or otherwise, the holders of 50% of the Company's voting shares no longer hold 50% of the Company's voting shares.
If Mr. Kammersgard continues his employment through the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 125% of his annual base salary in effect immediately prior to the change of control, referred to as the CEO Change of Control Bonus and all unvested equity awards held by Mr. Kammersgard will accelerate in full. If Mr. Kammersgard is terminated without cause or terminates his employment for good reason following the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 100% of his annual base salary in effect at the time of termination, less any CEO Change of Control Bonus paid to Mr. Kammersgard and provided that his annual base salary at the time of termination exceeds his annual base salary in effect immediately prior to the change of control by at least 25%. In the event his employment is terminated, other than for death or complete disability, we have the right to retain Mr. Kammersgard as a consultant during the 12 months following his termination, referred to as the CEO Consulting Period, for a period of up to 12 days during such 12-month period. In exchange for his availability during the CEO Consulting Period, Mr. Kammersgard is entitled to a cash payment equal to 25% of his annual base salary at the time of termination, payable in four equal quarterly installments commencing within five days of his termination.
In March 2009, we entered into an Amended and Restated Employment Agreement, or the CFO Agreement, with Mr. Jamal that replaces and supersedes the Employment Agreement entered into with Mr. Jamal on December 18, 2008. Under the CFO Agreement, Mr. Jamal is eligible to receive an annual bonus pursuant to our executive compensation plans for each fiscal year, determined in the sole discretion of the Compensation Committee based on performance against milestones and targets established by the Compensation Committee. If Mr. Jamal is terminated without cause or terminates his employment for good reason prior to the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 100% of his then current base salary. If Mr. Jamal continues his employment through the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 125% of his annual base salary in effect immediately prior to the change of control, referred to as the CFO Change of Control Bonus, and all unvested equity awards held by Mr. Jamal will accelerate in full. If Mr. Jamal is terminated without cause or terminates his employment for good reason following the effective date of a change of control, then he is entitled to a single lump sum cash payment equal to 100% of his annual base salary in effect at the time of termination, less any CFO Change of Control Bonus paid to Mr. Jamal and provided that his annual base salary at the time of termination exceeds his annual base salary in effect immediately prior to the change of control by at least 25%. In the event his employment is terminated, other than for death or complete disability, we have the right to retain Mr. Jamal as a consultant during the 12 months following his termination, referred to as the CFO Consulting Period, for a period of up to 12 days during such CFO Consulting Period. In exchange for his availability during the CFO Consulting Period, Mr. Jamal is entitled to a cash payment equal to 25% of his annual base salary at the time of termination, payable in four equal quarterly installments commencing within five days of his termination. In establishing the triggering events for payment obligations in connection with termination and/or change of control events under our employment and change of control agreements with our NEOs, the Compensation Committee carefully considered a variety of factors. Payments upon termination by us without cause or by the employee for good reason are provided because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. Dot Hill benefits by requiring a general release from terminated employees. In addition, Dot Hill may request non-compete and non-solicitation provisions in connection with individual separation agreements. Payments and equity acceleration in connection with a change of control are intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change of control activity through providing incentives to remain with Dot Hill despite uncertainties while a transaction is under consideration and by encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. Furthermore, these payments assist the Company in attracting and retaining highly valued executives. Neither Mr. Kammersgard nor Mr. Jamal are entitled to any type of tax gross up in connection with a change of control.

Potential Payments Upon Termination or Change of Control
The following table sets forth potential payments to our NEOs upon various termination or change of control events assuming such events occurred as of December 31, 2014.

Name	Benefit	Termination Without Cause or Upon Good Reason (1)	Change of Control (2)	Termination Without Cause or Upon Good Reason after Change of Control (3)
Dana W. Kammersgard	Lump sum cash	$500,000	$625,000	$—
	Option vesting acceleration (4)	$—	$1,037,081	$—
Hanif I. Jamal	Lump sum cash	$325,000	$406,250	$—
	Option vesting acceleration (4)	$—	$414,263	$—

(1)
Upon a termination without cause or resignation for good reason prior to a change of control, under the terms of the CEO Agreement and the CFO Agreement, each of Messrs. Kammersgard and Jamal is entitled to a lump sum cash payment equal to 100% of his annual base salary in effect at the time of termination.

(2)
If a NEO continues employment through the effective date of a change of control, under the terms of each of the CEO Agreement and CFO Agreement, each of Messrs. Kammersgard and Jamal is entitled to a single lump sum cash payment equal to 125% of his annual base salary in effect immediately prior to the change of control and accelerated vesting of all unvested equity awards in full.

(3)
Under the terms of the CEO Agreement and CFO Agreement, if a change of control and termination without cause or upon good reason occurred on December 31, 2014, each of Messrs. Kammersgard and Jamal is entitled to 100% of his annual base salary in effect at the time of termination, less any lump sum cash payments previously made to the NEO in connection with the change of control, as reflected in the table above under the column entitled “Change of Control.” Assuming the termination without cause or resignation for good reason and change of control occurred on December 31, 2014, Messrs. Kammersgard and Jamal would receive the payments reflected in the table above under the column entitled “Change of Control” upon such change of control and would not receive any additional payments in connection with the termination.

(4)
Amounts shown for option vesting acceleration represent the value of in-the-money unvested options that would have accelerated if the change of control occurred on December 31, 2014 based on the difference between the market value of our common stock on that date ($4.42) and the exercise price of the respective options.

COMPENSATION OF DIRECTORS
The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2014 to each of our non-employee directors:
DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Charles F. Christ (5)	$138,000	$20,150	$27,814	$185,964
Roderick M. Sherwood, III (5)	$111,916	$20,150	$27,814	$159,880
Richard Mejia, Jr.	$63,384	$20,150	$27,814	$111,348
Thomas H. Marmen	$55,000	$20,150	$27,814	$102,964
Debra E. Tibey	$56,615	$20,150	$27,814	$104,579
Barry A. Rudolph	$58,153	$20,150	$27,814	$106,117

(1)	Cash amounts in this column represent the portion of the annual retainers, committee fees and meeting fees earned with respect to service during the Company's 2014 fiscal year.

(2)
Amounts listed in this column represent the aggregate grant date fair value of the awards established in accordance with ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 in Note 10 to Consolidated Financial Statements under the heading “Stockholders’ Equity, Equity Incentive Plans and Warrants.”

(3)
The aggregate number of shares subject to outstanding unvested stock awards held by our non-employee directors as of December 31, 2014 was none for each of Mr. Christ, Mr. Marmen, Mr. Mejia, Mr. Rudolph, Mr. Sherwood and Ms. Tibey. Each non-employee director was granted a fully-vested stock award of 5,000 shares at a fair value of $4.03 per share on May 5, 2014.

(4)
The aggregate number of shares subject to outstanding option awards held by our non-employee directors as of December 31, 2014 was 190,000; 200,000; 160,000; 160,000; 130,000; and 120,000 shares for Mr. Christ, Mr. Sherwood, Mr. Mejia,

Mr. Marmen, Ms. Tibey and Mr. Rudolph, respectively. Each non-employee director was granted a fully vested option award in the amount of 10,000 shares at a grant date fair value of $2.78 on May 5, 2014.

(5)	Included in Fees Earned or Paid in Cash above were fees for strategy work on our ad-hoc Strategic Committee, in the amount of $40,000 for each Messrs. Christ and Sherwood paid during 2014.
In January 2014, Radford provided a detailed assessment of several aspects of our Board of Directors’ compensation, including annual fees for Board of Directors and Committee members, meeting attendance fees and equity-based compensation and long-term incentives. Based on such assessment, the Compensation Committee concluded that the retainer fees for the Board of Directors, with the exception of the Chairman of the Board, were not competitive and subsequently approved increasing the annual retainer fees from $24,000 per year to $37,000 per year for all of our non-employee directors, excluding the Chairman of the Board of Directors. For 2014, each of our non-employee directors, excluding the Chairman of the Board of Directors, receives an annual fee of $37,000 plus an additional fee of $1,000 for each scheduled regular meeting of the Board of Directors attended. The Chairman of the Board of Directors receives an annual fee of $72,000 plus an additional fee of $1,000 for each scheduled regular meeting of the Board of Directors attended.
Members of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors also receive additional fees. Each Audit Committee member receives an annual fee of $5,000, with the exception of the Chair of the Audit Committee, who receives an annual fee of $7,000. Each Compensation and Nominating and Corporate Governance Committee member receives an annual fee of $3,000 for each such committee on which they serve, with the exception of the Chair of each of the committees, who receives an annual fee of $4,000. Committee members also receive $1,000 for each committee meeting attended.
In 2014, the Board of Directors established an ad hoc Strategic Committee comprising of Mr. Christ and Mr. Sherwood as voting members of the Committee to work with the NEOs on a number of strategic issues, and provided cash compensation to Messrs. Christ and Sherwood of $5,000 per month for such services.
During the fiscal year ended December 31, 2014, the total cash compensation paid to all of our non-employee directors was $483,068. All members of our Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and committee meetings or other Board of Directors related functions in accordance with Dot Hill policy.
Each of our non-employee directors receives non-discretionary stock option grants under the Directors’ Plan and non-discretionary stock award grants under our 2009 Plan. Additionally, our non-employee directors are eligible to receive discretionary equity award grants under our 2009 Plan. Only our non-employee directors are eligible to receive options under the Directors’ Plan. None of the options granted to our non-employee directors qualify as incentive stock options under the Code.
Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed as a director and who, for at least one year preceding such election or appointment, has at no time served as a non-employee director, is automatically granted under the Directors’ Plan, without further action by us, our Board of Directors or our stockholders, an option to purchase 50,000 shares of our common stock as of the date of such election or appointment. In addition, as of the date of the annual meeting each year, each member of our Board of Directors who is not an employee and has served as a non-employee director for at least four months is automatically granted (1) a fully-vested option to purchase 10,000 shares of our common stock under the Directors' Plan and (2) a fully-vested stock award covering 5,000 shares of common stock under the 2009 Plan.
During 2014, we granted the non-discretionary annual options and stock awards described above on May 5, 2014, the date of our annual meeting at an exercise price of $4.03 per share.
The Directors' Plan only provides for the automatic grant of initial and annual stock options described above. The exercise price of options granted under the Directors’ Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant, which is deemed to be equal to the closing sales price of our common stock as reported on the NASDAQ Stock Market on the last market trading day prior to the effective date of grant. Initial option grants under the Directors’ Plan become exercisable, or vest, over four years during the option holder’s service as a director of the Company and any subsequent employment of the option holder by, and/or service by the option holder as a consultant to, us or an affiliate, collectively referred to as service. With respect to any initial grant of options, 25% of such options vest after one year of service and the remainder vest monthly over the next 36 months. Initial option grants under the Directors’ Plan permit exercise prior to vesting, but in such event, the option holder is required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the option holder’s service terminate. Annual option grants under the Directors’ Plan are fully vested on the date of grant. The term of options granted under the Directors’ Plan is 10 years. In the event of our merger with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving us, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

In March, 2015, our Board of Directors approved stock ownership guidelines and holding requirements for our non-employee directors. Under these guidelines, our non-employee directors must hold stock equal in value to at least three times their annual retainer. Our non-employee directors have five years from implementation of the guidelines (or joining the board, if later) to meet the ownership requirement. Until the ownership requirement is reached, our directors are required to retain 75% of net shares acquired upon future vesting of stock awards or exercise of stock options. Once the ownership requirement is met, the directors still must retain 50% of net shares acquired upon future vesting of stock awards or exercise of stock options for a one-year period. We believe that these stock ownership guidelines and holding requirements serve to promote our non-employee directors investment and commitment by increasing their financial stake in the company and aligning their interests more closely with our stockholders.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS
Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Dot Hill’s preference to avoid related party transactions. Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and NASDAQ listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Dot Hill is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of Dot Hill, including any of their immediate family members, and any entity owned or controlled by such persons.
In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.
TRANSACTIONS WITH RELATED PERSONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us. We have obtained a policy of directors’ and officers’ liability insurance.
We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
Please see “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change-in-Control.”
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Dot Hill common stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or the Company. Direct your written request to Hanif Jamal (Chief Financial Officer), 1351 South Sunset Street, Longmont, Colorado 80501 or contact Hanif Jamal at (303) 845-3200. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Dana W. Kammersgard
Dana W. Kammersgard
President and Chief Executive Officer
Longmont, Colorado
March 20, 2015
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC is available without charge upon written request to: 1351 South Sunset Street, Longmont, Colorado 80501, Attn: Secretary.

Appendix A
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DOT HILL SYSTEMS CORP.

Dot Hill Systems Corp., a Delaware corporation (the “Company”), does hereby certify that:
First: The name of the Company is Dot Hill Systems Corp.
Second: The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is May 24, 2001.
Third: Article IV, Section A of the Company’s Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is two hundred ten million (210,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).
Fourth: This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this Company in accordance with the provisions of Section 242 of the DGCL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Appendix A

In Witness Whereof, Dot Hill Systems Corp. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of , 2015.
Dot Hill Systems Corp.
By:______________________________________________
Name: Dana W. Kammersgard
Title: President and Chief Executive Officer

DOT HILL SYSTEMS CORP.
1351 SOUTH SUNSET STREET
LONGMONT, CO 80501

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84751-P60781

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOT HILL SYSTEMS CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Roderick M. Sherwood, III
02) Debra E. Tibey

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M84752-P60781

DOT HILL SYSTEMS CORP.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2015

The undersigned hereby appoints Dana W. Kammersgard and Hanif I. Jamal, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dot Hill Systems Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dot Hill Systems Corp. to be held at 1841 Lefthand Circle, Longmont, Colorado, on Monday, May 4, 2015, at 8:30 a.m. (Mountain Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted "For" the nominees listed in Proposal 1 and "For" Proposal 2 through Proposal 4, all as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Continued and to be signed on reverse side